Workhorse Appoints Richard F. Dauch as Chief Executive Officer

CINCINNATI, July 29, 2021 – Workhorse Group Inc. (NASDAQ: WKHS) (“Workhorse” or “the Company”), an American technology company focused on providing sustainable and cost-effective drone-integrated electric vehicles to the last mile delivery sector, announced today the appointment of Richard F. (“Rick”) Dauch as Chief Executive Officer (“CEO”), effective August 2nd, 2021. He will also join the Company’s Board of Directors.

Dauch succeeds Duane Hughes who has served as CEO from February 2019 to August 1, 2021, and who previously served as Chief Operating Officer from August 2016 to January 2019. Hughes will continue to serve as a consultant through the transition period.

Dauch previously served as the CEO of Delphi Technologies where he successfully completed the spin-off from Aptiv and then executed a merger with BorgWarner in October 2020. From February 2011 to January 2019, he served as the President and CEO of Accuride Corporation, a leading supplier of wheel end systems to the global commercial vehicle industry. Prior to that, Dauch was President and CEO of Acument Global Technologies, the preeminent global fastening solutions provider to the aerospace, automotive, heavy-duty truck, industrial, and non-automotive transportation markets. He joined Acument following a 13-year career with American Axle and Manufacturing, where he last served as Executive Vice President of Worldwide Manufacturing for the global automotive supplier of driveline and chassis systems.

Dauch began his career with United Technologies. He previously served as an Officer in the U.S. Army for seven years after earning a bachelor’s degree from the United States Military Academy at West Point, where he was a four-year football letterman. He holds Master’s degrees in management and engineering from the Massachusetts Institute of Technology, where he was a fellow in the Leaders for Manufacturing program.

“We are pleased to announce Rick Dauch’s appointment as CEO. He is a strong executive with more than 25 years of industry experience, including 12 years serving in CEO roles with private and publicly traded companies,” said Ray Chess, Non-Executive Chairman of the Company’s Board of Directors. “Rick’s proven team leadership capabilities, industry expertise, customer focus and successful operational track record make him ideally suited to lead Workhorse into its next phase of operational ramp-up and growth during this dynamic industry shift to electric last mile delivery services. The board would also like to thank Duane Hughes for his leadership and dedication as CEO over the last two years. Duane stepped into the role at a difficult time, focused our innovation portfolio, and laid the groundwork for Workhorse to take this important step.”

Dauch added: “This is an exciting time to be a part of and lead the Workhorse team as we continue to ramp up operations, integrate our supply base and refine last mile delivery solutions to meet the needs of our expanding customer base. Our goal is to serve our clients with an industry-leading portfolio of last mile delivery solutions including electric truck and drone delivery technologies. I look forward to working with our team in creating industry leading value for our customers and shareholders as we execute our transition from an advanced technology start-up to a leading manufacturer of last mile delivery solutions.”

The Board of Directors also announced today that the Company is withdrawing its previously stated guidance during this leadership transition, ensuring a sufficient review and diligence period for Mr. Dauch to establish a plan to address continuing challenges and opportunities.

As of this release, the last mile electric delivery vehicle space represents a $20 billion market revenue opportunity. Workhorse is primed to take a share of that market having already produced more than 350 last mile electric delivery vehicles with seven million miles on the road which is more than all of its competitors combined.

About Workhorse Group Inc.
Workhorse, the industry leader in last-mile EV delivery, is a technology company focused on providing drone-integrated electric vehicles to the last mile delivery sector. As an American original equipment manufacturer, Workhorse designs and builds high performance, battery-electric vehicles including trucks and aircraft. Workhorse also develops cloud-based, real-time telematics performance monitoring systems that are fully integrated with our vehicles and enable fleet operators to optimize energy and route efficiency. All Workhorse vehicles are designed to make the movement of people and goods more efficient and less harmful to the environment. For additional information visit workhorse.com.

Forward-Looking Statements
This press release includes forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially include, but are not limited to: our limited operations and need to expand in the near future to fulfill product orders; risks associated with obtaining orders and executing upon such orders; the ability to protect our intellectual property; negative impacts stemming from the continuing COVID-19 pandemic; the potential lack of market acceptance of our products; potential competition; our inability to retain key members of our management team; our inability to raise additional capital to fund our operations and business plan; our inability to satisfy covenants in our financing agreements; our inability to maintain our listing of our securities on the Nasdaq Capital Market; our inability to satisfy our customer warranty claims; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K filed with the SEC. Workhorse expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Workhorse Media Contacts:

Mike Dektas
Creative Storm PR
513-266-3590
mike@creativestorm.com

Prosek Partners
Pro-Workhorse@Prosek.com

Workhorse Investor Relations Contact:

Matt Glover and Tom Colton
Gateway Investor Relations
949-574-3860
WKHS@gatewayir.com